Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN
DCP MIDSTREAM, LP, AS SELLER

AND

DCP MIDSTREAM PARTNERS, LP, AS BUYER

DATED AUGUST 5, 2013

TABLE OF CONTENTS

Article 1 DEFINITIONS		1
1.1	Definitions	1

Article 2 PURCHASE AND SALE OF THE LASALLE INTERESTS		8
2.1	Purchase and Sale of the LaSalle Interests	8
2.2	Purchase Price	8
2.3	[Reserved]	8
2.4	Closing Obligations	8

Article 3 ADJUSTMENTS AND SETTLEMENT		9
3.1	Adjustments	9
3.2	Preliminary Settlement Statement	9
3.3	Final Settlement Statement	9
3.4	Dispute Procedures	9
3.5	Payments	10
3.6	Access to Records	10

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLER		10
4.1	Valid Organization	10
4.2	Capitalization as to LaSalle; Subsidiaries	10
4.3	Authorization	10
4.4	Consents	11
4.5	No Violation	11
4.6	Title to the LaSalle Interests; Encumbrance	11
4.7	Environmental Matters	11
4.8	Litigation; Compliance with Laws	12
4.9	Material Contracts	12
4.10	No Broker	12
4.11	Real Property and Rights of Way.	12
4.12	Personal Property	13
4.13	Taxes.	13
4.14	No Foreign Person	13
4.15	Intellectual Property	13
4.16	Employee Matters.	13
4.17	Benefit Plan Liabilities	13
4.18	Bank Accounts	13
4.19	Undisclosed Liabilities	13
4.20	No Other Representations or Warranties; Schedules	14

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER		14
5.1	Valid Organization	14
5.2	Authorization	14
5.3	Consents	14
5.4	No Violation	14

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5.5	Litigation	14
5.6	Acquisition as Investment	15
5.7	No Broker	15
5.8	No Knowledge of Misrepresentations or Omissions	15

Article 6 CERTAIN DISCLAIMERS		15
6.1	“AS IS, WHERE IS”	15
6.2	Title to Real Property Interests	16
6.3	Certain Disclaimers	16

Article 7 OBLIGATIONS OF THE PARTIES		17
7.1	Covenants of Buyer	17
7.2	Mutual Covenants	18

Article 8 CONDITIONS TO BUYER'S OBLIGATIONS		19
8.1	Representations and Warranties True	19
8.2	Performance	19
8.3	Consents	19
8.4	Litigation	19
8.5	Closing Deliverables	19
8.6	Material Adverse Effect	19

Article 9 CONDITION TO SELLER'S OBLIGATIONS		20
9.1	Representations and Warranties True	20
9.2	Performance	20
9.3	Consents	20
9.4	Litigation	20
9.5	Purchase Price and Undertakings	20
9.6	Closing Deliverables	20

Article 10 CLOSING		20
10.1	Closing	20
10.2	Closing Date	20

Article 11 INDEMNIFICATION		21
11.1	Indemnification	21
11.2	Limitations on Liability	21
11.3	Other Provisions Relating to Indemnification	22
11.4	Survival of Provisions and Indemnification Obligations	24

Article 12 TAXES AND CHARGES		24
12.1	Transfer Taxes	24

Article 13 MISCELLANEOUS PROVISIONS		24
13.1	Damages	24
13.2	Amendment and Modification	25
13.3	Waiver of Compliance	25
13.4	Notices	25

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13.5	Assignment	26
13.6	No Third Party Beneficiaries	26
13.7	GOVERNING LAW	26
13.8	Consent to Jurisdiction	26
13.9	Counterparts	27
13.1	Exhibits and Headings	27
13.11	Entire Agreement	27
13.12	Representation By Counsel; No Strict Construction	27
13.13	Severability	27
13.14	Time of Essence	27
13.15	Acknowledgement of Parties; Conspicuousness	27

Article 14 DISPUTE RESOLUTION		28
14.1	Dispute Resolution	28
14.2	Mediation	28
SCHEDULES

Excluded Assets Schedule
Excluded Liabilities Schedule
Material Contracts Schedule
Schedule 1.1(a) -- Persons with Knowledge
Schedule 1.1(b) -- Personal Property
Schedule 4.2(a) -- Capitalization of LaSalle
Schedule 4.4 -- Consents
Schedule 4.7-- Environmental Matters
Schedule 4.11 - Real Property
Schedule 5.3 -- Buyer's Consents
Schedule 8.3 -- Closing Consents and Approvals of Buyer
Schedule 9.3 -- Closing Consents and Approvals of Seller

EXHIBITS

Exhibit A - Form of Special Warranty Deed for Real Property
Exhibit B-1 - Form of Bill of Sale and Assignment Agreement for Personal Property
Exhibit B-2 - Form of Partial Assignment of Rights of Way
Exhibit C -- Form of Assignment and Conveyance Agreement
Exhibit D -- Form of Assignment and Assumption Agreement
Exhibit E -- Form of Processing Agreement

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Purchase Agreement”) is made and entered into effective as of this 5th day of August, 2013 (the “Effective Date”), by and between DCP Midstream, LP, a Delaware limited partnership (“Seller”), having its principal operating office at 370 17th Street, Suite 2500, Denver, CO 80202, and DCP Midstream Partners, LP, a limited partnership organized under the State of Delaware, having its office at 370 17th Street, Suite 2500, Denver, CO 80202 (referred to herein as “Buyer”). Seller and Buyer are referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns 100% of the limited liability company interests (being all of its interests) (the “LaSalle Interests”) in DCP LaSalle Plant LLC, a Delaware limited liability company (“LaSalle”), which is the owner of certain real property and a natural gas plant processing plant located in Weld County, Colorado where the construction of a new natural gas processing plant is in progress (the “LaSalle Plant”);
WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, the LaSalle Interests, upon the terms and conditions of this Purchase Agreement; and
WHEREAS, in connection with its acquisition of the LaSalle Interests, Buyer desires to assume the Assumed Obligations (as defined below) upon the terms and conditions of this Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1Definitions.

1.1 (a)As used herein the following terms have the meanings defined below:
“1933 Act” has the meaning set forth in Section 5.6.
“AAA” has the meaning set forth in Section 14.3.
“AAA Rules” has the meaning set forth in Section 14.3.
“Affiliate” means, when used with respect to a Party, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Party. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of either the outstanding voting stock of the controlled entity, as to corporations, or other ownership interests which carry with them the right to direct the policies and management of the subject entity, as to non-corporate entities.
“Arbitrable Dispute” means, subject to Article 14, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Purchase Agreement or alleged breach hereof, or relating to matters that are the subject of this Purchase Agreement, the transactions contemplated by this Purchase Agreement or alleged breach hereof, including any disputes regarding a Party's indemnification obligations pursuant to Article 11, or the relationship between the Parties under this Purchase Agreement, regardless of whether (i) extra-contractual in nature, (ii) sounding in contract, tort or otherwise, (iii) provided for by law or otherwise, or (iv) the matter would result in damages or any other relief, whether at law, in equity or otherwise.
“Assumed Obligations” means any and all obligations and liabilities with respect to or arising out of the ownership of the LaSalle Interests other than the Excluded Liabilities.
“Benefit Plan” shall mean any of the following: (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, and (b) any other material employee benefit agreement or arrangement, including a deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, non-competition agreement, consulting agreement, vacation policy, and other similar plan, agreement and arrangement.
“Books and Records” means originals or copies in Seller's possession of engineering, property, property tax, contract and land books and records in their present form, that (i) relate primarily or are used or held for use primarily in connection with the ownership, operation, use or maintenance of the Property, and (ii) do not constitute Excluded Assets or relate to Excluded Liabilities.
“Business Day” means any day except Saturday, Sunday or federal or state holidays on which banks are authorized to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Group” has the meaning set forth in Section 11.1(a).
“Claimant” has the meaning set forth in Section 14.3(a).
“Closing” has the meaning set forth in Section 10.1.
“Closing Date” has the meaning set forth in Section 10.2.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties on the Effective Date, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Purchase Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Purchase Agreement.
“Contract” means any agreement, tariff, contract, franchise, license or lease, including all amendments, modifications and supplements thereto.
“Differences or Conflicts” has the meaning set forth in Section 11.3(b).
“Dollar” and “$” means the lawful currency of the United States of America.
“Effective Date” has the meaning set forth in the Preamble.
“Environmental Law” means all federal, state, local, tribal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, conservation of resources or natural resource damages, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, release, remediation, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radionuclides, lead, mercury, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.
“Excluded Assets” means those assets listed on the Excluded Assets Schedule attached hereto, and any other asset owned by Seller or its Affiliates which do not relate to the LaSalle Interests or the Property.
“Excluded Liabilities” means Losses with respect to
(i)except for sales, transfer, use or similar Taxes that are due or should hereafter become due and payable (including penalty and interest thereon) in connection with the transfer of the LaSalle Interests pursuant to this Agreement, 100% of the amount of Taxes with respect to LaSalle and the Property to the extent related to periods prior to and including the Closing Date;
(ii)the Excluded Assets and Taxes related thereto; and
(iii)those matters, if any, described on the Excluded Liabilities Schedule attached hereto.

“Final Settlement Statement” shall have the meaning given such term in Section 3.3.
“Fundamental Representation” means (i) in the case of Seller, the representations and warranties contained in Sections 4.1, 4.3, 4.5(a), and 4.6 and (ii) in the case of Buyer, the representations and warranties contained in Sections 5.1, 5.2 and 5.4(a).
“Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.
“Hazardous Materials” means: (i) any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental Law, (ii) any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable, (iii) oil and gas exploration or production wastes including produced water, (iv) radioactive materials (other than naturally occurring radioactive materials), friable asbestos, mercury, lead based paints and polychlorinated biphenyls, (v) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or (vi) any regulated constituents or substances in concentrations or levels that exceed numeric or risk-based standards established pursuant to Environmental Laws.
“Indemnified Party” has the meaning set forth in Section 11.3(a).
“Indemnifying Party” has the meaning set forth in Section 11.3(a).
“Independent Accountants” shall mean Deloitte & Touche.
“Interest Rate” shall mean three (3) months LIBOR plus one-half percent (0.5%) basis points.
“Knowledge” means the present actual knowledge, without investigation, of the individuals listed on Schedule 1.1(a).
“LaSalle” has the meaning set forth in the Recitals.
“LaSalle Interests” has the meaning set forth in the Recitals.
“LaSalle Plant” has the meaning set forth in the Recitals.
“Lien” shall mean any lien, mortgage, pledge, claim, charge, security interest or other encumbrance, option or defect on title.
“Losses” means (i) claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations and liens, and (ii) with respect to contesting and defending any Third Party Action (as defined below) (but for the avoidance of doubt, not with respect to any claim asserted by one Party against another Party), costs and reasonable expenses (including reasonable attorneys' fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).
“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of LaSalle, the Property or the LaSalle Interests, taken as a whole, of $4,300,000 or more; provided, however, that no state of facts, change, development, event, effect, condition or occurrence attributable to or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general economic conditions or changes therein, (ii) fluctuations in the financial, credit, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index or changes in interest rates), (iii) conditions affecting any or all of the international, national, regional or local oil or petroleum products production, processing, transportation, distribution, refining, terminaling or retail industries or systems, (iv) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the business of Seller including its interests in LaSalle and the Property, (v) any changes in tax, securities or other laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (vi) any action, omission, change, effect, circumstance or condition set forth in this Purchase Agreement or any ancillary agreements or attributable to the execution, performance or announcement of this Purchase Agreement or any ancillary agreements or the transactions contemplated hereby or thereby, (vii) national or international, political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (viii) earthquakes, hurricanes or similar catastrophes, or weather or any weather related event, or any other acts of God, (ix) the public disclosure of this Purchase Agreement, the transactions or the identity or involvement by Buyer or any of its Affiliates, (x) changes in Seller's credit rating, or the failure of LaSalle to meet projections or forecasts, whether internal or maintained by analysts, (xi) an amendment, expiration or breach of an Assigned Contract (other than a Material Contract), or (xii) any action or omission required or permitted to be taken or omitted to be taken by Seller pursuant to this Purchase Agreement or which is otherwise taken or omitted to be taken with the prior consent of Buyer.
“Material Contract” means any contract listed on the Material Contracts Schedule, attached hereto.
“MT” means prevailing local time in Denver, Colorado.
“Ordinary Course of Business” means the ordinary course of business consistent with the relevant Person's practices during the year prior to the Effective Date (including as such practices may have been changed, modified, supplemented or eliminated during such period); provided that, for purposes of this Purchase Agreement, “Ordinary

Course of Business” includes all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the LaSalle Interests, the Closing and any other transaction contemplated by this Purchase Agreement.
“Party” and “Parties” have the meanings set forth in the Preamble.
“Permitted Lien” means (i) Liens for current real or personal property taxes that are not yet due and payable or that may hereafter be paid without material penalty, (ii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations, (iii) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on titles to real property that (1) were not incurred in connection with any indebtedness, (2) do not render title to the property encumbered thereby unmarketable, and (3) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes, and (iv) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.
“Personal Property” means (i) the 160 MMcf/d natural gas processing plant being constructed in Weld County, Colorado, as further described in Schedule 1.1(b) hereto and (ii) all other property listed on Schedule 1.1(b) hereto.
“Pre-Closing Capital Contributions” shall mean all accounts payable and pre-Closing capital contributions made by Seller prior to Closing.
“Preliminary Settlement Statement” shall have the meaning given such term in Section 3.2.
“Property” consists of the Personal Property, the Real Property Interests and any improvements made to the Real Property Interests.
“Purchase Agreement” means this Purchase and Sale Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.
“Purchase Price” has the meaning set forth in Section 2.2.
“Real Property Interests” means the parcels of land described in Schedule 4.11.
“Respondent” has the meaning set forth in Section 14.3(a).

“Rights of Way” means the easements and rights of way grants listed in on Schedule 4.11 which will be partially assigned to Buyer.
“Seller” has the meanings set forth in the Preamble.
“Seller Information” means all information concerning Seller, other than to the extent such information relates to the LaSalle Interests, the Property and the Assumed Obligations and other than any such information that (i) is available to the public, or hereafter becomes available to the public, other than as a result of a breach of Section 7.1(a), (ii) that is available to Buyer from sources not under obligations of confidentiality to Seller, (iii) was in Buyer's possession prior to receiving it from Seller, or (iv) was independently developed by Buyer without relying on other Seller Information.
“Seller Group” has the meaning set forth in Section 11.1(b).
“Settlement Notice” shall have the meaning given such term in Section 3.4.
“Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply or operating agreement.
“Third Party” means any Person other than Seller or Buyer, or their respective Affiliates.
“Third Party Action” has the meaning set forth in Section 11.3(a).
“Transaction Documents” means each of the executed documents referred to herein as Exhibit A, Exhibit B-1, Exhibit B-2, Exhibit C and Exhibit D.
1.1 (b)Other Definitional Provisions.

(i)The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.
(ii)The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(iii)Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase also includes the Parties' agreement that the approval or consent shall not be unreasonably delayed or conditioned.
(iv)Reference to “day” or “days” in this Purchase Agreement refers to calendar days unless otherwise stated.

(v)Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”
(vi)All references to Sections, Exhibits and Schedules mean those numbered sections or paragraphs in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively.

ARTICLE 2
PURCHASE AND SALE OF THE LASALLE INTERESTS

2.1Purchase and Sale of the LaSalle Interests. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date, (a) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller, all of Seller's right, title and interest in and to the LaSalle Interests, (b) Seller shall make the other conveyances, assignments, and transfers contemplated by Section 2.4(a), and (c) Buyer shall assume the Assumed Obligations. For the avoidance of doubt, this Purchase Agreement does not, and is not intended to, provide for a conveyance of any Excluded Assets.

2.2Purchase Price. The total purchase price to be paid by Buyer to Seller in consideration for the LaSalle Interests shall be $209,000,000 (the “Purchase Price”). At the Closing, Buyer shall pay to Seller, in immediately available funds by wire transfer to an account designated by Seller, the Purchase Price.

2.3[Reserved]

2.4Closing Obligations.

2.4 (a)Instruments of Transfer. Prior to Closing, Seller delivered to LaSalle: (i) the Special Warranty Deed, which shall be in the form of Exhibit A, covering the Real Property Interests owned in fee, (ii) the Bill of Sale and Assignment Agreement, which shall be in the form of Exhibit B-1, covering the Personal Property, and (iii) the Partial Assignment, which shall be in the form of Exhibit B-2, covering the Rights of Way shared with Seller.

2.4 (b)At the Closing, Seller will execute and deliver to Buyer:
(i)and Buyer will execute an assignment and conveyance agreement, the form of which is attached hereto as Exhibit C, whereby Seller shall convey and transfer to Buyer all of Seller's right, title and interests in and to the LaSalle Interests, subject to the terms contained herein and therein;
(ii)and Buyer will execute an assignment and assumption agreement, the form of which is attached hereto as Exhibit D, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept and assume the Assumed Obligations and the Material Contracts;

(iii)and LaSalle will execute a Processing Agreement, the form of which is attached hereto as Exhibit E.
ARTICLE 3
ADJUSTMENTS AND SETTLEMENT

3.1Adjustments.

(a)The value of the Pre-Closing Capital Contributions shall be subject to cash adjustments pursuant to this Article 3.
(b)    The Parties shall use all Commercially Reasonable Efforts to agree upon the adjustments set forth in this Article 3, and to resolve any differences with respect thereto. Except as provided herein, no adjustments shall be made after delivery of the Final Settlement Statement.
3.2Preliminary Settlement Statement. Not later than three (3) Business Days before the Closing Date, and after consultation with Buyer, Seller shall deliver to Buyer a written statement (the “Preliminary Settlement Statement”) setting forth the Pre-Closing Capital Contributions and each component therein included in the Purchase Price, as determined in good faith by Seller that are described in the definition thereof, with Seller's calculation of such items in reasonable detail, based on information then available to Seller. The Preliminary Settlement Statement shall also set forth wire transfer instructions for the Closing payments

3.3Final Settlement Statement. Not later than 180 days after consultation with Buyer, Seller shall deliver to Buyer a revised settlement statement showing in reasonable detail its calculation of the items described in the definition of Pre-Closing Capital Contributions along with other adjustments or payments contemplated in this Agreement (said revised statement and the calculation thereof shall be referred to as the “Final Settlement Statement”).

3.4 Dispute Procedures. The Final Settlement Statement shall become final and binding on the Parties on the 45th day following the date the Final Settlement Statement is received by Buyer, unless prior to such date Buyer delivers written notice to Seller of its disagreement with the Final Settlement Statement (a “Settlement Notice”). Any Settlement Notice shall set forth Buyer's proposed changes to the Final Settlement Statement, including an explanation in reasonable detail of the basis on which Buyer proposes such changes. If Buyer has timely delivered a Settlement Notice, Buyer and Seller shall use good faith efforts to reach written agreement on the disputed items. If the disputed items have not been resolved by Buyer and Seller by the 30th day following Seller's receipt of a Settlement Notice, any remaining disputed items shall be submitted to the Independent Accountants for resolution within ten (10) Business Days after the end of the foregoing 30-day period. The fees and expenses of the Independent Accountants shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The Independent Accountants' determination of the disputed items shall be final and binding upon the Parties, and the Parties hereby waive any and all rights to dispute such resolution in any manner, including in court, before an arbiter or appeal.

3.5Payments. If the final calculated amount as set forth in the Final Settlement Statement exceeds the estimated calculated amount as set forth in the Preliminary Settlement Statement, then Buyer shall pay to Seller the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). If the final calculated amount as set forth in the Final Settlement Statement is less than the estimated calculated amount as set forth in the Preliminary Settlement Statement, then Seller shall pay to Buyer the aggregate amount of such excess, with interest at the Interest Rate (calculated from the Closing Date). Any payment shall be made within three (3) Business Days of the date the Final Settlement Statement becomes final pursuant to Section 3.4.

3.6Access to Records. The Parties shall grant to each other full access to the records and relevant personnel to allow each of them to make evaluations under this Article 3.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions, disclaimers and other matters set forth in this Purchase Agreement, and except as expressly set forth in any schedule relating specifically to a particular representation and warranty, Seller hereby represents and warrants to Buyer as follows:
4.1Valid Organization. Seller and LaSalle each are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware, and are duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by the Transaction Documents to which it is a party, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.

4.2Capitalization as to LaSalle; Subsidiaries.

4.2 (a) Schedule 4.2 contains a complete and accurate listing of the equity capitalization of LaSalle and Seller's ownership in LaSalle.

4.2 (b)LaSalle is not a party to any written or oral agreement for, and LaSalle has not granted or issued, or agreed to grant or issue, to any Person any option or right for, the purchase, subscription, allotment or issue of any unissued interests, units or other securities of LaSalle. LaSalle has no subsidiaries nor owns equity interests in any other Person.

4.3Authorization. Seller has full limited partnership power and authority to enter into the Transaction Documents to which Seller is a party and carry out the transactions contemplated thereby. LaSalle has full limited liability company power and authority to enter into the Transaction Documents to which LaSalle is a party and carry out the transactions contemplated thereby. The Transaction Documents constitute, or upon execution and delivery will constitute, as applicable, valid and binding agreements of Seller and LaSalle, as applicable, enforceable against Seller and LaSalle, as applicable, in accordance with their terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

4.4Consents. Except as set forth on Schedule 4.4, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Seller or LaSalle in connection with the execution, delivery or enforceability of the Transaction Documents or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

4.5No Violation. Neither the execution and delivery of the Transaction Documents nor the performance by Seller of its obligations under this Purchase Agreement nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 4.4, (a) violate any provision of the respective governing documents of Seller or LaSalle, (b) violate, constitute a breach of or result in the creation or imposition of any lien or encumbrance upon the LaSalle Interests or the Property under any agreement or commitment to which Seller or LaSalle is a party or by which Seller or LaSalle is bound or otherwise, or (c) to the Knowledge of Seller, violate any statute or law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Seller or LaSalle is subject, except where such violation of any provision in clauses (b) and (c) would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

4.6Title to the LaSalle Interests; Encumbrance. The LaSalle Interests constitute all of the limited liability company interests in LaSalle. Seller has good and valid title to the LaSalle Interests free and clear of all liens, security interests and encumbrances created by Seller, and such LaSalle Interests are duly authorized, validly issued, fully paid, and nonassessable. Without limiting the generality of the foregoing, the LaSalle Interests are not subject to any voting trust, shareholder agreement, or similar agreement and were not issued in violation of any pre-emptive rights.

4.7Environmental Matters. Except as set forth in Schedule 4.7:

4.7 (a)to Seller's Knowledge, Seller, its Affiliates and LaSalle, and to Seller's Knowledge any predecessors in interest to the Real Property Interests, have not caused or allowed the generation, use, treatment, manufacture, storage, or disposal of Hazardous

Materials at, on or from the Real Property Interests, except in accordance with all applicable Environmental Laws;
4.7 (b)to Seller's Knowledge, there has been no release by Seller, and to Seller's Knowledge by any predecessor in interest to the Real Property Interests, of any Hazardous Materials at, on, from or underlying any of the Real Property Interests other than such releases that (i) are not required to be reported to a Governmental Authority, (ii) have been reported to the appropriate Governmental Authority, or (iii) were in compliance with applicable Environmental Laws;
4.7 (c)Seller, its Affiliates and LaSalle have not received written inquiry or notice of any actual or threatened Claim related to or arising under any Environmental Law relating to the Real Property Interests;
4.7 (d)Neither Seller or LaSalle is currently operating or required to be operating any of the Real Property Interests under any compliance order, a decree or agreement, any consent decree or order, or corrective action decree or order issued by or entered into with any Governmental Authority under any Environmental Law; and
4.7 (e)Seller, and to Seller's Knowledge all predecessors in interest to the Real Property Interests, have owned, used and operated the Real Property Interests in compliance with Environmental Laws, except for any non-compliance which has been remediated and brought into compliance with Environmental Laws.
4.8Litigation; Compliance with Laws. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Seller with respect to the LaSalle Interests owned by it, or against LaSalle, the property or the assets of LaSalle, before any arbitrator or Governmental Authority. To the Knowledge of Seller, LaSalle and the assets owned by LaSalle have been owned and operated in compliance with applicable laws, except for any non-compliance which has been timely brought into compliance therewith.
4.9Material Contracts. The Material Contracts constitute all contracts entered into by LaSalle or by Seller with respect to the Property and the LaSalle Interests. Seller has not received as of the Effective Date notice of breach or default under of any Material Contract which breach or default has not been cured or remedied.
4.10No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Buyer for any brokerage commission, finder's fee or other similar payment.
4.11Real Property and Rights of Way.Schedule 4.11 contains a list of all Real Property Interests. LaSalle has title to each parcel of real property comprising the Real Property Interests free and clear of all Liens or preferential or similar rights to purchase except (i) Permitted Liens, (ii) zoning and building restrictions, easements, covenants, rights of way and other similar restrictions of record, or (iii) any condition that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of the Real Property Interests or of any land register or other public register pertaining thereto made prior to the Closing. Schedule 4.11 also contains a list of Rights of Way which will be partially assigned from Seller to Buyer which will allow Buyer to utilize Seller's Rights of Way for an NGL pipeline.
4.12Personal Property. LaSalle has title to the Personal Property free and clear of all Liens except Permitted Liens.

4.13Taxes. Seller and LaSalle have filed in a timely manner all required federal, state and local income, sales, use, property and franchise tax returns, and have paid (except for amounts being diligently contested in good faith) all required tax or similar assessments arising from or related to the Property, except where any failure to file or pay any tax would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

4.14No Foreign Person. Seller is not a “foreign person” as defined in Section 1445 of the Code and in any regulations promulgated thereunder.

4.15 Intellectual Property.
4.15(a)    Neither Seller nor LaSalle has received any written notice of infringement, misappropriation or conflict with respect to intellectual property from any Person with respect to the ownership, use or operation of the Property; and
4.15(b)    To Seller's Knowledge the ownership, use and operation of the Property have not infringed, misappropriated or otherwise conflicted with any patents, patent applications, patent rights, trademarks, trademark applications, service marks, service mark applications, copyrights, trade names, unregistered copyrights or trade secrets of any other Person.
4.16Employee Matters. At no time prior to the Effective Date will LaSalle have had any employees.
4.17Benefit Plan Liabilities. At no time prior to the Effective Date will LaSalle have maintained any Benefit Plans and LaSalle shall have no liability with respect to any Benefit Plans.
4.18Bank Accounts. Except as set forth on Schedule 4.18, LaSalle has no accounts or safe-deposit boxes with banks, trust companies, savings and loan associations, or other financial institutions.
4.19Undisclosed Liabilities. To Seller's Knowledge, there are no liabilities or obligations of LaSalle (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, other than (i) liabilities or obligations disclosed in Schedule 4.19, and (ii) current liabilities incurred in the Ordinary Course of Business.

4.20No Other Representations or Warranties; Schedules. Seller makes no other express or implied representation or warranty with respect to LaSalle or any of its respective Affiliates, the Property, or the transactions contemplated by this Purchase Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Purchase Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:
5.1Valid Organization. Buyer is a limited partnership, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.
5.2Authorization. Buyer has all requisite power and authority to enter into this Purchase Agreement, to carry out the transactions contemplated hereby and to acquire and own the LaSalle Interests. This Purchase Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.
5.3Consents. Except as set forth on Schedule 5.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Buyer in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.
5.4No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Buyer of its obligations under this Purchase Agreement, nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth in Schedule 5.3: (a) violate any provision of the constituent organizational documents of Buyer, or (b) to the knowledge of Buyer, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any court or Governmental Authority to which Buyer is subject or any contract to which Buyer is a party or by which it is bound.
5.5Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Buyer pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement, and Buyer does not know of any such action, proceeding or investigation which is probable of assertion.

5.6Acquisition as Investment.
Buyer is acquiring the LaSalle Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person, other than to an Affiliate. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations and warranties of Seller expressly set forth in this Purchase Agreement), its own analysis of LaSalle for the purpose of acquiring the LaSalle Interests and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the LaSalle Interests are not registered under the Securities Act of 1933, as amended (the “1933 Act”) and that none of the LaSalle Interests may be transferred, except as permitted under the 1933 Act and applicable state securities laws pursuant to registration or an applicable exemption under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.7No Broker
. Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against Seller for any brokerage commission, finder's fee or other similar payment.

5.8No Knowledge of Misrepresentations or Omissions
. Buyer has no Knowledge that any representation or warranty of Seller contained in this Purchase Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no Knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Purchase Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.

ARTICLE 6
CERTAIN DISCLAIMERS

6.1“AS IS, WHERE IS”. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS PURCHASE AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH OF THE PARTIES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO THE PROPERTY OR THE ASSUMED OBLIGATIONS, AND SELLER EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY, CONDITION OR FITNESS FOR A PARTICULAR PURPOSE OR ORDINARY PURPOSE OR ANY

REPRESENTATION OR WARRANTY AS TO VALUE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER SHALL CONVEY TO LASALLE THE PROPERTY IN ITS PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO ITS TITLE, QUALITY, MERCHANTABILITY OR FITNESS FOR BUYER'S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, IN ALL CASES EXCEPT AS EXPRESSLY PROVIDED HEREIN, OR IN THE DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED AT THE CLOSING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER AGREES TO ACCEPT THE PROPERTY “AS-IS”, “WHERE-IS”, IN ITS PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO ITS TITLE, QUALITY, MERCHANTABILITY OR FITNESS FOR BUYER'S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, IN ALL CASES, EXCEPT AS EXPRESSLY PROVIDED HEREIN, OR IN THE DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED AT THE CLOSING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN, ARE EXCLUDED. SELLER DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO SELLER, LASALLE, THE LASALLE INTERESTS, THE PROPERTY, OR THE ASSUMED OBLIGATIONS. IN ENTERING INTO THIS PURCHASE AGREEMENT, BUYER HAS HAD THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AS IT CONSIDERED APPROPRIATE.
6.2Title to Real Property Interests. Except as set forth in Section 4.11, Buyer acknowledges that Seller does not makes any warranty or representation, either express or implied, (a) as to title to, or any encumbrances of or on, any Real Property Interests, or (b) as to the completeness or contiguity of any Real Property Interests. Seller shall provide or cause to be provided for inspection, at Buyer's request, any instruments and conveyances in Seller's possession or control which evidence Seller's right, title and interests in and to the LaSalle Interests.
6.3Certain Disclaimers. Except as otherwise expressly set forth in this Purchase Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:
6.3 (a)Buyer expressly acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding Seller, the LaSalle Interests, the Assumed Liabilities, except as expressly set forth in this Purchase Agreement or in the documents and agreements executed and delivered at the Closing in connection with the transactions contemplated hereby, and Buyer further agrees that neither Seller nor any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer and the other members of Buyer Group, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, document or material made available to Buyer, including management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information;

6.3 (b)Buyer expressly acknowledges (i) the disclaimers of Seller, including those set forth in Sections 6.1 and 6.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by Seller to Buyer Group, including management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Purchase Agreement. Accordingly, Seller makes no representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Buyer acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Purchase Agreement.

ARTICLE 7
OBLIGATIONS OF THE PARTIES

7.1Covenants of Buyer. Buyer hereby covenants and agrees with Seller that:

7.1 (a)Confidentiality.

(i)Buyer acknowledges that all information provided to any of it and its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by Seller (including for the avoidance of doubt, their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) is confidential.

(ii)Buyer agrees that, from and after the Effective Date, Buyer shall, and shall cause its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) to keep the Seller Information confidential, except to the extent that disclosure of any such Seller Information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Purchase Agreement. The provisions of this Section 7.1(a) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer of its obligations hereunder. Furthermore, notwithstanding the foregoing, Buyer shall be permitted to disclose the Seller Information to any of its Affiliates, investors, employees, officers, representatives (such as counsel, auditors or consultants) and board members, provided that such Affiliates and other Persons comply with the terms of this Section7.1(a).
7.1 (b)Records. For a period of seven (7) years following the Closing Date, Buyer shall use Commercially Reasonable Efforts to provide to Seller (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make copies of any books, records or accounts relating to the LaSalle Interests through and including the Closing Date in Buyer's possession and control (and if not in Buyer's possession or control, then Buyer shall provide reasonable assistance to LaSalle in favor of providing the same) at Seller's expense. Seller shall consult with Buyer so that such visits do not unreasonably interfere with Buyer's post-Closing normal operations. Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to Seller such books, records and accounts which Buyer may intend to destroy or dispose of.
7.2Mutual Covenants. Seller hereby covenants and agrees with Buyer and Buyer hereby covenants and agrees with Seller that:
7.2 (a)Further Assurances. Each Party shall execute and deliver such instruments and take such other actions as the other Parties may reasonably request in order to carry out the intent of this Purchase Agreement.
7.2 (b)Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Purchase Agreement to be consummated and, without limiting the generality of the foregoing, to make all filings with and give all notices to, Governmental Authorities and other Third Parties which may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement; provided, however, notwithstanding any other provisions of this Purchase Agreement, it shall be Buyer's sole responsibility and Buyer shall use its reasonable efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, (i) Third Parties which may be necessary or reasonably required in order for Buyer to obtain rights to any Material Contract, and (ii) Governmental Authorities to consummate the transactions contemplated by this Purchase Agreement; provided in each case that Seller agrees to reasonably cooperate with Buyer in Buyer's efforts to obtain such consents.
7.2 (c)Litigation Assistance. After the Closing Date and until the seventh (7th) anniversary thereof, each Party shall use Commercially Reasonable Efforts to provide such assistance as the other Parties may from time to time reasonably request in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Third Party litigation and proceedings or liabilities related to the LaSalle Interests, the Property, the Assumed Obligations or the Excluded Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or control of such assisting Party. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party.

ARTICLE 8
CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer under this Purchase Agreement to close the purchase and sale of the LaSalle Interests shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:
8.1Representations and Warranties True. The representations and warranties of Seller contained in this Purchase Agreement shall be in all material respects true and accurate as of the Closing Date, except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time), and (b) changes permitted or contemplated by this Purchase Agreement.
8.2Performance. Seller shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Seller on or prior to the Closing Date.
8.3Consents. All consents and approvals set forth on Schedule 8.3 that are necessary for Buyer to own the LaSalle Interests shall have been obtained.
8.4Litigation. No action or proceeding shall have been brought by any Governmental Authority or other Person (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the sale of the LaSalle Interests by Seller to Buyer as contemplated hereby.
8.5Closing Deliverables. Seller shall have delivered to Buyer the executed documents to be delivered by it as provided in Section 2.4(b) in the forms attached hereto as Exhibits C, D, and E.
8.6Material Adverse Effect. No event shall have occurred which would result in a Material Adverse Effect.

ARTICLE 9
CONDITION TO SELLER'S OBLIGATIONS

The obligations of Seller under this Purchase Agreement to close the purchase and sale of the LaSalle Interests shall be subject to the satisfaction or waiver by Seller of each of the following conditions:
9.1Representations and Warranties True. The representations and warranties of Buyer contained in this Purchase Agreement shall be in all material respects true and accurate as of the Closing Date, except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time), and (b) changes permitted or contemplated by this Purchase Agreement.
9.2Performance. Buyer shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
9.3Consents. All consents and approvals set forth on Schedule 9.3 that are necessary for Buyer to own the LaSalle Interests shall have been obtained.
9.4Litigation. No action or proceeding shall have been brought by any Governmental Authority or other Person (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the sale of the LaSalle Interests by Seller to Buyer as contemplated hereby.
9.5Purchase Price and Undertakings. Buyer shall have delivered by wire transfer to the Seller (or its designee) the Purchase Price pursuant to Section 2.2.
9.6Closing Deliverables. Buyer shall have delivered to Seller the executed documents provided in Section 2.4(b) in the forms attached hereto as Exhibits C, D, and E.

ARTICLE 10
CLOSING

10.1Closing. The consummation of the purchase and sale of the LaSalle Interests contemplated by this Purchase Agreement (the “Closing”) shall be held on the Closing Date at the offices of Seller, or such other place as the Parties may agree in writing.
10.2Closing Date. The “Closing Date” shall be 12:01 a.m. MT on the day that Closing occurs. The Closing shall occur on the Effective Date, subject to the satisfaction or waiver of the Closing conditions set forth in Article 8 and Article 9.

ARTICLE 11
INDEMNIFICATION

11.1Indemnification.

11.1 (a)Indemnification Obligation of Seller. Subject to the provisions of this Article 11 (including Section 11.2), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and its and their officers, directors, employees, partners, members, agents, representatives and contractors (collectively, “Buyer Group”) from and against any and all Losses incurred by Buyer Group which result from, relate to or arise out of the following:
(i)any inaccuracy in any representation or warranty of Seller contained in Article 4 of this Purchase Agreement;
(ii)any material breach by Seller of any covenant or other obligation of Seller contained in this Purchase Agreement;
(iii)the Excluded Assets; or
(iv)the Excluded Liabilities.
11.1 (b)Indemnification Obligation of Buyer. Subject to the provisions of this Article 11 (including Section 11.2), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and its officers, directors, employees, partners, members, agents, representatives and contractors (collectively, “Seller Group”) from and against any and all Losses (other than the Excluded Liabilities which are retained by Seller) incurred by Seller Group which result from, relate to or arise out of the following:
(i)any material inaccuracy of any representation or warranty of Buyer contained in Article 5 of this Purchase Agreement;
(ii)any material breach by Buyer of any covenant or other obligation of Buyer contained in this Purchase Agreement; or
(iii)the Assumed Obligations.
11.2Limitations on Liability.

11.2 (a)Deductible and Cap. Seller shall not have any indemnification obligations for Buyer Group's Losses under Section 11.1(a)(i) unless the aggregate total of such Losses exceeds one percent (1%) of the Purchase Price, and then only to the extent such Losses exceed one percent (1%) of the Purchase Price; provided that in calculating Buyer Group's aggregate total Losses, individual Losses with respect to a single incident or matter in amounts less than One Hundred Thousand Dollars ($100,000) shall be disregarded.

Furthermore, in no event shall Seller's aggregate liability for indemnification under Section 11.1(a)(i) exceed ten percent (10%) of the Purchase Price. The limitations on indemnification set forth in this Section 11.2(a) shall not apply to Losses related to any breach of Seller's Fundamental Representations; provided that in no event shall Seller's aggregate liability for indemnification with respect to all claims hereunder including for Losses related to any breach of by Seller of its Fundamental Representations exceed an amount equal to one hundred percent (100%) of the Purchase Price.
11.2 (b)Timeliness. Neither Party shall have an obligation to indemnify the other Party with respect to a matter if such other Party fails to deliver written notification of a claim for indemnification under Section 11.3(a) for such matter before the expiration of the applicable survival period set forth in Section 11.4.
11.2 (c)No Knowledge. Buyer shall not be entitled to indemnification under this Article 11 if it had knowledge prior to or on the Effective Date of the breach of any representation, warranty, covenant, agreement or obligation with respect to which Buyer is seeking indemnification under this Article 11. A Party shall promptly notify the other Party of any breach of any representation, warranty, covenant or agreement of the other Party made hereunder of which such Party has knowledge prior to or on the Effective Date.
11.3Other Provisions Relating to Indemnification.
11.3 (a)Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a basis for a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give prompt notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”), together with a statement including as much detail as is reasonably available under the circumstances, identifying the basis of and facts underlying such claim and a good faith estimate of the Indemnified Party's Losses.
11.3 (b)Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Purchase Agreement; provided, however, that notice of the intention to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 11.3(a) above. Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnifying Party, or (ii) if there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii) collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party. If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment, compromise or settlement by the Indemnifying Party of the asserted Third Party Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld; provided, however, that such consent of the Indemnified Party shall not be required in the event the payment, compromise or settlement by the Indemnifying Party of the asserted Third Person Action (i) involves only the payment of money, and not the imposition of injunctive or other equitable relief, (ii) unconditionally releases the Indemnified Party from all liability arising out of such Third Person Action, and (iii) does not include a statement as to or an admission of fault on the part of the Indemnified Party.
11.3 (c)Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.
11.3 (d)Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party's expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.
11.3 (e)Duty to Mitigate. The Parties shall have a duty to mitigate any Losses to which a right of indemnity applies hereunder.
11.3 (f)Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in this Article 11 shall constitute the sole remedy of the Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any ancillary agreement referred to herein).
11.3 (g)Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article 11 or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under applicable law, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by law, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.

11.4Survival of Provisions and Indemnification Obligations.
11.4 (a)The representations and warranties of the Parties set forth in Article 4 and Article 5 of this Purchase Agreement shall survive the Closing for one (1) year from the Closing; provided, however, that the Fundamental Representations of the Parties shall survive the Closing indefinitely.
11.4 (b)The covenants and the indemnification obligations (other than with respect to the representations and warranties of the Parties, which shall be governed by Section 11.4(a) above) of the Parties set forth in this Purchase Agreement shall survive the Closing as follows:
(i)in the case of covenants of the Parties (other than the covenants set forth in Section 7.1(a)), until the first (1st) anniversary of the Closing Date, or otherwise in accordance with their terms;
(ii)in the case of the covenants of the Parties set forth in Section 7.1(a), until the third (3rd) anniversary of the Closing Date; and
(iii)in the case of the indemnification obligations of the Parties set forth in Sections 11.1(a)(iii) and 11.1(b)(iii), indefinitely.
11.4 (c)Notwithstanding the foregoing, in the event a claim for indemnification is made in accordance with the provisions hereof on or before the expiration of the applicable survival period for the provision under which such claim is made, the obligations of the Indemnifying Party shall continue as to such claim until it has been finally resolved.

ARTICLE 12
TAXES AND CHARGES

12.1Transfer Taxes. If and to the extent that any transfer, excise, stamp, sales, or other taxes are or become due and payable in connection with the transfer of the LaSalle Interests pursuant to this Purchase Agreement, any such taxes shall be paid by Buyer. Seller and Buyer shall use Commercially Reasonable Efforts to assist and cooperate with each other in connection with establishing the applicability of any exemption from any transfer taxes.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1Damages. Notwithstanding anything herein to the contrary, neither Party shall be liable for consequential, incidental, exemplary, special, indirect or punitive damages (including lost profits, loss of production, diminution in value or other damages attributable to business interruption) arising under or in connection with this Purchase Agreement. The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article 11.

13.2Amendment and Modification. Subject to applicable law, this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Purchase Agreement.
13.3Waiver of Compliance. Any failure of any Seller, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
13.4Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, courier service, transmitted by facsimile, or mailed, certified or registered mail with postage prepaid:
13.4 (a)If to Seller, to the address first given for them, with a copy to:
DCP Midstream, LP
370 17th Street, Suite 2500
Denver, CO 80202
Attn:    Wouter T. van Kempen, Chairman of the Board, President and CEO
Telephone No: 303-605-1610
Facsimile No: 303-605-2225

with a copy to:

DCP Midstream, LP
370 17th Street, Suite 2500
Denver, CO 80202
Attn:    Brent Backes, Group Vice President, General Counsel and Secretary
Telephone No: 303-605-1730
Facsimile No: 303-605-2226

or such other Person or address as Seller shall furnish Buyer in writing.
13.4 (b)If to Buyer, to:
DCP Midstream Partners, LP
370 17th Street, Suite 2500
Denver, CO 80202
Attn: William S. Waldheim, President and CEO
Telephone No.: 303-633-2220
Facsimile No: 303-605-2225

with a copy to:

DCP Midstream Partners, LP
370 17th Street, Suite 2500
Denver, Colorado 80202
Attn: Michael S. Richards, Vice President, General Counsel and Secretary
Telephone No.: 303-633-2912
Facsimile No.: 303-633-2921

or to such other Person or address as Buyer shall furnish to Seller in writing.

13.5Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but neither Party may assign this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement without the prior written consent of the other Party. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Party consents in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party's performance obligations hereunder. In the event a Party or any subsequent (direct or indirect) assignee of a Party assigns this Purchase Agreement or any of its rights or interests under Article 11 of this Purchase Agreement to a Third Party pursuant to the terms hereof and the assigning Party is thereby released, the assigning Party shall no longer have any rights to make a claim for indemnification under Article 11 following such assignment. Any purported assignment in violation of this Section 13.5 shall be voidable at the option of the non-assigning Party or Parties.
13.6No Third Party Beneficiaries. Except as provided in Article 6 and Article 11, this Purchase Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person.
13.7GOVERNING LAW. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
13.8Consent to Jurisdiction. For purposes of enforcement of any arbitration awards pursuant to Article 14, Seller and Buyer (a) irrevocably submits to the exclusive jurisdiction of any Colorado state court in Denver, Colorado, or the United States District Court sitting in Denver, Colorado, and (b) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.

13.9Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
13.10Exhibits and Headings. Information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.
13.11Entire Agreement. This Purchase Agreement (including the Exhibits, Schedules, and other documents and ancillary agreements referred to herein, which form a part of this Purchase Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no, and neither Party shall have any remedies or causes of action (whether in contract or in tort) for any, restrictions, promises, statements, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement.
13.12Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and that the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it has no application and is expressly waived.
13.13Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof.
13.14Time of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.
13.15Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (A) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (B) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT

CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.
ARTICLE 14
DISPUTE RESOLUTION

14.1Dispute Resolution. In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such disputes by negotiations as provided in this Article 14 between senior representatives who have authority to settle the controversy.
14.1 (a)Notification. When an Arbitrable Dispute exists, a Party has the right to give the other Party written notice of the Arbitrable Dispute.
14.1 (b)Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party's receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party's senior representative at least three (3) Business Days' notice of such intention so that he or she also can be accompanied by an attorney. If a Party's senior representative does not meet with the other Party's senior representative within such fifteen (15) day period, the other Party may, at such Party's sole option, either proceed to mediation under Section 14.2 or proceed directly to arbitration under Section 14.3.
14.1 (c)Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.
14.2Mediation. If the Arbitrable Dispute has not been resolved within thirty (30) days after a Party's receipt of the notice provided in Section 14.1(a), either Party may initiate mediation of the Arbitrable Dispute by sending the other Party a written request that the Arbitrable Dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The dispute shall be mediated before a neutral, third party mediator applying by reference the Commercial Mediation Procedures of the American Arbitration Association within thirty (30) days after a Party's receipt of the written request for mediation. If, within thirty (30) days after a Party's receipt of the mediation notice, the Parties do not jointly select such mediator or do not schedule a mediation session or attend the scheduled mediation session, or if the mediation session conducted pursuant to this Section 14.2 does not result in a resolution of the dispute in question within three (3) Business Days after such conclusion of the mediation session, then either Party may proceed to arbitration under Section 14.3.
14.3Arbitration. Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 14.1 or pursuant to Section 14.2 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Purchase Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Purchase Agreement shall control.
14.3 (a)Arbitration must be initiated within the applicable time limits set forth in this Purchase Agreement and not thereafter or if no time limit is given in this Purchase Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.
14.3 (b)Notwithstanding anything in Section 14.1 or Section 14.2 to the contrary, if either Party deems that time is of the essence in resolving the Arbitrable Dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the provisions for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.
14.3 (c)Claimant's notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) day period, the AAA will name the arbitrator for Respondent's account within thirty (30) days after expiration of such period. The two (2) arbitrators so appointed or named shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed or named. If the two (2) appointed or named arbitrators cannot reach agreement upon the third (3rd) arbitrator within the thirty (30) day period, the AAA shall promptly name an independent arbitrator to act as the third (3rd) arbitrator. At least one (1) arbitrator shall be a retired or former state or federal judge. The Parties each shall pay one-half (1/2) of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees, and (b) have experience in or be knowledgeable about the matters in dispute. The location of all arbitration proceedings will be Houston, Texas.
14.3 (d)The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty-five (45) Business Days after the selection of the third arbitrator. If the amount in controversy exceeds

One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third (3rd) arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy in excess of One Million Dollars ($1,000,000) shall be treated as a large, complex commercial case as per the AAA Rules.
14.3 (e)Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Purchase Agreement, including the exclusion of consequential, incidental, indirect, special and punitive damages set forth in Section 13.1 and the covenant set forth in Section 14.3(f).
14.3 (f)The Parties shall each bear their own costs and expenses (including attorneys' fees) incurred in arbitrating any Arbitrable Dispute.
* * * * *

IN WITNESS WHEREOF, DCP MIDSTREAM, LP and DCP MIDSTREAM PARTNERS, LP have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.

DCP MIDSTREAM, LP, A DELAWARE LIMITED PARTNERSHIP

By:	/s/ Brian S. Frederick
Name:	Brian S. Frederick
Title:	President, North and South

DCP MIDSTREAM PARTNERS, LP, A DELAWARE LIMITED PARTNERSHIP
By: DCP Midstream GP, LP Its: General Partner By: DCP Midstream GP, LLC Its: General Partner
By:	/s/ William S. Waldheim
Name:	William S. Waldheim
Title:	President and Chief Executive Officer

Signature Page to Purchase and Sale Agreement